                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                              (Amendment No.  )*


                       Elder-Beerman Stores Corporation
                     ------------------------------------
                               (Name of Issuer)

                                 Common Stock
                     ------------------------------------
                        (Title of Class of Securities)

                                   284470101
                                  -----------
                                (CUSIP Number)

* Date of Event which requires filing of this Statement: 20 Feb. 1998. *[*] This Schedule 13G is filed pursuant to Rule 13d-1(c)*

Check the following box if a fee is being paid with this statement. [_] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO. 284470101                  13G                 PAGE 1 OF 3 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Bank of Montreal    Tax ID: 13-4941092

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Canada

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            707,211

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             707,211

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      707,211
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.70%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      * "Passive Investor" under Rule 13d-1(c) *

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Date: 27 Feb. 1998
                                                                    ------------
                                                                    Page 2 of 3


Item 1(a)      Name of Issuer: Elder-Beerman Stores Corporation

Item 1(b)      Address of Issuer's Principal Executive Offices:

               3155 Elkee Road
               Dayton, OH 45439

Item 2(a)      Name of Person Filing: Bank of Montreal

Item 2(b)      Address of Principal Business Office:

               115 S. LaSalle St.
               12th Floor
               Chicago, IL 60603

Item 2(c)      Citizenship: Canada

Item 2(d)      Title of Class of Securities: Common Stock

Item 2(e)      CUSIP Number: 284470101

Item 3.        This statement is filed pursuant to Rule 13d-1(c) [X]

Item 4.        Ownership:

               (a)  Amount Beneficially Owned: 707,211

                                                              Date: 27 Feb. 1998
                                                                    ------------
                                                                    Page 3 of 3


               (b)  Percent of Class: 5.70%

               (c)  Number of shares as to which each person has:

                    (i)    sole power to vote or to direct the vote     707,211

                    (ii)   shared power to vote or to direct the vote        --

                    (iii)  sole power to dispose or to direct the
                           disposition                                  707,211

                    (iv)   shared power to dispose or to direct the
                           disposition of                                    --

Item 5.        Ownership of Five Percent or Less of a Class.

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
               securities, check the following: [_]                         N/A

Item 6.        Ownership of More than Five Percent on Behalf of Another
               Person.                                                      N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent
               Holding Company.                                             N/A

Item 8.        Identification and Classification of Members of the Group.   N/A

Item 9.        Notice of Dissolution of a Group                             N/A

Item 10.       Certification required pursuant to Rule 13d-1(c):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Date: 27 Feb. 1998
----

Signature:  /s/ Peter C. Vaky
---------

Name/Title: Managing Director
----------